PROSPECTUS SUPPLEMENT NO. 3 (to prospectus dated July 16, 2020)	Filed Pursuant to Rule 424(b)(3) Registration Nos. 333-239616

OPEN LENDING CORPORATION

52,916,659 Shares of Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated July 16, 2020 (as supplemented or amended from time to time, the “Prospectus”) which forms part of our Registration Statement on Form S-1 (Registration Statement No. 333-239616), with the information contained in our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission (“SEC”) on June 24, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relates to the issuance by us of (i) up to an aggregate of 23,750,000 shares of our common stock that may be issued as earn-out consideration upon certain triggering events and (ii) 9,166,659 shares of our common stock that may be issued upon exercise of warrants to purchase common stock at an exercise price of $11.50 per share of common stock.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our common stock is listed on The Nasdaq Stock Market under the symbols “LPRO”. On July 29, 2021, the closing price of our common stock was $38.06 per share.

We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 10 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 30, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 24, 2021

OPEN LENDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-39326	84-5031428
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Barton Oaks One

1501 S. MoPac Expressway

Suite 450

Austin, Texas 78746

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 512-892-0400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	LPRO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01    Entry into a Material Definitive Agreement.

On June 24, 2021, Open Lending Corporation, a Delaware corporation, issued a press release announcing that its wholly-owned subsidiary, Lenders Protection, LLC (“Lenders Protection”), entered into a producer agreement (the “Agreement”) with American National Lloyds Insurance Company and ANPAC Louisiana Insurance Company (collectively, “American National”), through which Lenders Protection or its affiliate earns claims administration service fees and profit share revenue. Under the Agreement, American National facilitates the issuance of credit default insurance policies to financial institutions that enter into a program agreement with Lenders Protection for use of its proprietary software platform. The Agreement contains non-competition provisions in favor of Lenders Protection.

The Agreement terminates on June 24, 2026, and will automatically renew for successive one-year terms unless either party provides the other with written notice of termination at least 180 days prior to expiration of the applicable term. Under the Agreement, early termination is permitted by either party at any time upon mutual written consent; by either party upon a delivery of notice of termination in connection with certain specified bankruptcy events with respect to the other party; by American National upon written notice in the event the surplus line broker agreement is terminated; by either party upon 30 days’ written notice and cure period in the event of a material breach by the other party; by Lenders Protection upon 180 days’ notice to American National due to any change of control of American National where, without Lenders Protection’s prior written approval, the acquiring party is engaged in a business that is directly competitive with Lenders Protection or maintains creditworthiness less than that maintained by American National on June 24, 2021; by American National upon 180 days’ notice to Lenders Protection due to any change of control of Lenders Protection where the acquiring party is an insurance company engaged in a business that is directly competitive with American National without American National’s prior written approval; by either party upon the expiration of a 30-day cure period if a governmental authority finds the policies issued to financial institutions in connection with the program to be unenforceable; by Lenders Protection upon the expiration of a 30-day cure-period in the event that American National fails to maintain an “A-” or better “A.M. Best” rating; by Lenders Protection upon the expiration of a 30-day cure period if American National breaches the non-competition commitment; by either party immediately upon written notice in the event the other party fails to maintain the insurance required by the Agreement; by Lenders Protection upon written notice if American National provides notice to Lenders Protection of its intent to compete; by either party immediately upon written notice in the event that the Claims Services Agreement is terminated; and by either party immediately upon written notice for fraud or willful misconduct.

Neither party may assign the Agreement or any of its rights or delegate any of its duties or obligations thereunder in any transaction that does not constitute a change of control, without the prior written consent of the other party.

A copy of the press release announcing the Agreement is attached as Exhibit 99.1 hereto.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release dated June 24, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPEN LENDING CORPORATION

By:	/s/ Charles Jehl
Name:	Charles D. Jehl
Title:	Chief Financial Officer

Date: June 24, 2021

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